Exhibit 99.1

News Release
INTERNATIONAL GAME TECHNOLOGY
REPORTS FIRST QUARTER
FISCAL YEAR 2006 RESULTS
          (Reno, NV — January 19, 2006) — International Game Technology (NYSE: IGT) today reported operating results for the first quarter ended December 31, 2005.
First quarter financial highlights:
•	Record gaming operations installed base of 43,300 machines

•	Gaming operations gross profit of $165.5 million, up $16.1 million year-over-year

•	Record non-machine related revenues totaling $93.0 million, up $29.2 million year-over-year

•	Strong international results, excluding Japan

•	Cash flows provided by operating activities totaled $159.0 million

•	Repurchased approximately 2.5 million shares for $73.1 million

•	Quarterly dividend totaling $42.3 million
          “While visibility to North America machine sales remains limited, we continue to effectively execute on our strategy to grow our international business, increase the installed base and efficiency of our gaming operations business, and expand the contribution from non-machine product sales,” said IGT Chairman and CEO TJ Matthews. “Year-over-year, our installed base of recurring revenue machines increased 6,300 units, with growth in both the North America and international markets. Product sales were strong in several international markets, and we grew our non-machine related revenues 46% over the prior year.”
          For the first quarter of fiscal 2006, net income totaled $120.6 million or $0.34 per diluted share and included share-based compensation expense of $6.1 million, net of tax, or $0.02 per diluted share related to the required adoption of SFAS 123(R). For the first quarter of fiscal 2005, net income totaled $122.4 million or $0.33 per diluted share and included share-based compensation of $0.7 million, net of tax, recognized under APB 25, the previous accounting standard for share-based compensation.

News Release
International Game Technology Reports
First Quarter Fiscal Year 2006 Results

Gaming Operations
          First quarter revenues and gross profit from gaming operations totaled $291.7 million and $165.5 million, respectively, compared to $286.9 million and $149.4 million in the prior year. In the first quarter, we increased the installed base of recurring revenue machines and experienced more favorable play levels in several markets. Gross profit margins for gaming operations increased five percentage points year-over-year due to effective cost management, positive shifts in interest rates, and a more favorable product mix in the installed base. The installed base included a greater mix of higher performing games and non-jackpot bearing games, such as multi-level progressives, central determination systems and lease operations.
          The installed base ended the quarter at a record 43,300 units, an increase of 6,300 units from the prior year and an increase of 4,500 units from the immediately preceding quarter.
          In the casino operations market, both year-over-year and sequential quarter growth were driven by additional placements in domestic markets that included California, Oklahoma, Washington, Florida and Alabama. Internationally, the casino operations market increased with the introduction of 300 wide-area progressive units in South Africa during the current quarter.
          In the lease operations market, growth was the result of the placement of 2,700 units in Mexico, with 2,200 of the units placed during the current quarter alone. In the preceding quarter, 500 units were placed in Mexico. Year-over-year and sequential quarter growth was also realized in the domestic lease operations market with incremental placements in New York and Rhode Island.

News Release
International Game Technology Reports
First Quarter Fiscal Year 2006 Results

Product Sales

IGT Product Sales Summary

	Quarters Ended
	December 31,
	2005	2004

Revenues (in millions)
North America	$206.7	$182.1
International	117.8	172.2

Total	$324.5	$354.3

Gross Margin
North America	54%	55%
International	46%	37%
Total	51%	46%

Units Shipped
North America	14,300	14,700
International	14,800	40,600

Total	29,100	55,300

Average Revenue Per Unit (ARPU)
North America	$14,500	$12,400
International	7,900	4,200
Total	11,200	6,400
          First quarter worldwide product sales revenues and gross profits totaled $324.5 million and $166.5 million, respectively, compared to $354.3 million and $163.6 million in the prior year. Non-machine related revenues grew to $93.0 million in the quarter compared to $63.8 million in the prior year, driven primarily by increased sales of gaming systems and game theme conversions. Consolidated gross margins in the current quarter were 51% versus 46% in the prior year, primarily due to a lower level of international sales and the growth of non-machine related sales that carry higher margins.
          North America machine sales revenue remained flat compared to the prior year due to the maturation of the ticket-in, ticket-out replacement cycle. North

News Release
International Game Technology Reports
First Quarter Fiscal Year 2006 Results

America non-machine related revenues totaled $73.4 million, an increase of 46% from the prior year. North America gross profit margins totaled 54% and were consistent with the prior year.
          International product sales revenues totaled $117.8 million in the first quarter compared to $172.2 million in the prior year. The current quarter did not include any material unit sales in Japan, while the prior year included the sale of 29,600 Terminator™ units. Excluding Japan, our international division achieved strong results, most notably Australia, Europe, the UK and Latin America. International gross profit margins were 46% compared to 37% due to a greater portion of casino market sales versus low-payout sales.
Operating Expenses and Other Income/Expense
          In the current quarter, we adopted SFAS 123(R), Share-Based Payment, which requires the measurement and recognition of share-based compensation in the financial statements. IGT elected to adopt SFAS 123(R) using the modified prospective method. Accordingly, IGT’s consolidated financial statements for periods prior to fiscal 2006 will not be restated to reflect the impact of SFAS 123(R). Prior to fiscal 2006, we accounted for share-based awards under the APB 25 intrinsic value method, which resulted in the recognition of compensation expense for restricted stock awards and the modification or acquisition of outstanding unvested options. Please refer to the table on page 12 for further detail on how the expense associated with SFAS 123(R) is reflected in our statement of income for the first quarter of fiscal 2006.
          Total operating expenses were $146.2 million compared to $123.3 million in the prior year. Operating expenses increased primarily as a result of $9.0 million of share-based compensation expense related to the adoption of SFAS 123(R), increased legal and compliance related professional services, additional investments in game development and the inclusion of WagerWorks. Please refer to the table on page 12 for more information on the impact of the adoption of SFAS 123(R).

News Release
International Game Technology Reports
First Quarter Fiscal Year 2006 Results

          Other income, net, totaled $2.7 million compared to $1.6 million in the prior year, mostly due to higher investment yields.
Cash Flows & Balance Sheet
          IGT generated $159.0 million in cash flow provided by operating activities on net income of $120.6 million. Working capital was $312.8 million at December 31, 2005 compared to $219.6 million at September 30, 2005.
          Cash equivalents and short-term investments (inclusive of restricted amounts) totaled $726.3 million at December 31, 2005 compared to $688.1 million at September 30, 2005. Debt totaled $805.0 million at December 31, 2005 compared to $811.0 million at September 30, 2005.
          On November 4, 2005, as a result of an earlier change in New Jersey gaming regulations, IGT assumed direct responsibility for progressive jackpot system operations, including the funding of future winner payments, which was previously under the control of a separate trust administrator. The administration of past winner payments continues to be the responsibility of the existing New Jersey trust administrator, and IGT is relieved of any related obligations. As a result of this change, IGT is no longer required to consolidate approximately $139.2 million in assets and liabilities related to past winners, and these amounts are not reflected in our balance sheet as of December 31, 2005.
          Capital expenditures totaled $75.2 million compared to $44.4 million in the prior year. Consistent with the growth in our installed base, investments in gaming operations equipment drove higher capital expenditures year-over-year.
Capital Deployment
          On December 8, 2005, our Board of Directors declared a quarterly cash dividend of $0.125 per share, payable on January 5, 2006 to shareholders of record on December 22, 2005.
          IGT repurchased 2.5 million shares of common stock for an aggregate cost of $73.1 million during the first quarter. The remaining authorization under the Company’s stock repurchase program totaled 20.6 million shares at December 31, 2005.

News Release
International Game Technology Reports
First Quarter Fiscal Year 2006 Results

          As previously announced on December 29, 2005, IGT will host a conference call regarding its First Quarter Fiscal Year 2006 earnings release on Thursday, January 19, 2006 at 6:00 a.m. (Pacific Standard Time) with TJ Matthews, Chairman of the Board, and Maureen T. Mullarkey, Chief Financial Officer, International Game Technology. The access numbers are as follows:
Domestic callers dial 888-889-4951, passcode IGT
International callers dial 517-308-9004, passcode IGT
          The conference call will also be broadcast live over the Internet. A link to the webcast can be obtained by visiting our website at http://www.IGT.com/InvestorRelations. Minimum requirements to listen to the broadcast include Windows Media Player and at least a 28.8K bps connection to the Internet. If you are unable to participate during the live webcast, the call will be archived at http://www.IGT.com/InvestorRelations until Friday, January 27, 2006.
          Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 8:00 a.m. (Pacific Standard Time) on Thursday, January 19, 2006. This replay will run through Friday, January 27, 2006. The access numbers are as follows:
Domestic callers dial 800-239-4680
International callers dial 402-220-9699
     In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions. These phrases and statements include, but are not limited to, the following:
•	we continue to effectively execute on our strategy to grow our international business, increase the installed base and efficiency of our gaming operations business and expand the contribution from non-machine product sales

News Release
International Game Technology Reports
First Quarter Fiscal Year 2006 Results

          Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to, changes in demand for IGT’s products because of a reduction in the growth of markets or changes in the popularity of our products, the continuing or lingering impact of terrorist-related events on play per game and capital equipment purchases by casinos across our jurisdictions, a reduction in the pace of the replacement of machines, a decrease in the popularity of our recurring revenue games, the risks of conducting international operations, the adoption of new unfavorable gaming laws or laws applicable to gaming machine manufacturers, and the uncertainties generally associated with the development, manufacture and sales of gaming machines and systems. Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT’s business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.
          International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.
          Contact: Patrick Cavanaugh, Director of Investor Relations, 866-296-4232

News Release
International Game Technology Reports
First Quarter Fiscal Year 2006 Results

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended
	December 31,
	2005	2004
(In millions, except per share amounts)

Revenues
Product sales	$324.5	$354.3
Gaming operations	291.7	286.9

Total revenues	616.2	641.2

Costs and operating expenses
Cost of product sales	158.0	190.7
Cost of gaming operations	126.2	137.5
Selling, general and administrative	84.4	74.3
Depreciation and amortization	20.4	16.6
Research and development	41.2	31.7
Bad debt provisions	0.2	0.7

Total cost and operating expenses	430.4	451.5

Operating income	185.8	189.7

Other income (expense), net	2.7	1.6

Income before tax	188.5	191.3

Income tax provisions	67.9	68.9

Net income	$120.6	$122.4

Basic earnings per share	$0.36	$0.35

Diluted earnings per share	$0.34	$0.33

Weighted average shares outstanding
Basic	337.1	345.9
Diluted	362.7	374.1
At the beginning of fiscal 2006, IGT adopted SFAS 123(R). Net income for the first quarter of fiscal 2006 included share-based compensation expense under SFAS 123(R) of $6.1 million, net of tax. Net income for the first quarter of fiscal 2005 included share-based compensation expense under APB 25 of $0.7 million, net of tax. Please refer to the supplemental data for further details.

News Release
International Game Technology Reports
First Quarter Fiscal Year 2006 Results

Unaudited Condensed Consolidated Balance Sheets

	December 31,	September 30,
	2005	2005
(In millions)

Assets
Current assets
Cash and equivalents	$411.4	$288.9
Investment securities, at market value	198.2	268.3
Restricted cash and investments	116.7	130.9
Receivables, net	432.3	426.0
Inventories	137.8	142.3
Other	188.4	180.8

Total current assets	1,484.8	1,437.2

Notes and contracts receivable, net	68.0	49.3

Property, plant and equipment, net	404.1	385.2

Jackpot annuity investments	347.3	469.4

Goodwill and intangibles, net	1,366.1	1,377.2

Other assets	133.5	146.1

Total assets	$3,803.8	$3,864.4

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of notes payable	$605.0	$611.0
Accounts payable	96.6	96.7
Jackpot liabilities	189.0	203.9
Accrued income taxes	55.1	14.5
Dividends payable	42.1	42.6
Other accrued liabilities	184.2	248.9

Total current liabilities	1,172.0	1,217.6

Notes payable, net of current maturities	200.0	200.0

Non-current jackpot liabilities	382.3	501.9

Other liabilities	39.5	39.2

Total liabilities	1,793.8	1,958.7

Total stockholders’ equity	2,010.0	1,905.7

Total liabilities and stockholders’ equity	$3,803.8	$3,864.4

News Release
International Game Technology Reports
First Quarter Fiscal Year 2006 Results

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	December 31,
	2005	2004
(In millions)

Operations
Net income	$120.6	$122.4
Depreciation, amortization and other non-cash items	73.0	55.2
Changes in operating assets and liabilities:
Receivables	(25.7)	(40.4)
Inventories	2.8	(9.2)
Prepaid and other assets	10.0	7.6
Income taxes	40.9	53.7
Accounts payable and accrued liabilities	(50.2)	(33.7)
Jackpot liabilities	(12.4)	(1.8)

Cash from operations	159.0	153.8

Investing
Capital expenditures	(75.2)	(44.4)
Restricted cash	8.9	(13.3)
Investment securities, net	63.3	(59.9)
Jackpot annuity investments, net	4.7	0.5
Acquisitions	—	(3.6)
Other investing activities	1.0	0.8

Cash from investing	2.7	(119.9)

Financing
Debt proceeds (repayments), net	(12.6)	32.3
Dividends paid	(42.3)	(41.5)
Share repurchases	(73.1)	—
Other financing activities	88.3	10.3

Cash from financing	(39.7)	1.1

Foreign exchange rates effect on cash	0.5	2.9

Net change in cash and equivalents	122.5	37.9

Beginning cash and equivalents	288.9	307.0

Ending cash and equivalents	$411.4	$344.9

News Release
International Game Technology Reports
First Quarter Fiscal Year 2006 Results

Unaudited Supplemental Data

	Quarters Ended
	December 31,
Calculation of Earnings Per Share	2005	2004
(In millions, except per share amounts)

Net income	$120.6	$122.4
Interest expense on convertible debentures, net of tax	2.4	2.4

Diluted EPS Numerator	$123.0	$124.8

Basic weighted average common shares outstanding	337.1	345.9
Dilutive effect of stock options	5.1	7.7
Dilutive effect of convertible debentures	20.5	20.5

Diluted EPS Denominator	362.7	374.1

Basic earnings per share	$0.36	$0.35
Diluted earnings per share	$0.34	$0.33

	Quarters Ended
	December 31,
Reconciliation of Net Income to EBITDA	2005	2004
(In millions)

Net income	$120.6	$122.4
Income tax provisions	67.9	68.9
Other (income) expense, net	(2.7)	(1.6)
Depreciation and amortization	55.9	42.5
Share-based compensation	9.5	1.1

EBITDA	$251.2	$233.3

EBITDA (earnings before interest, taxes, depreciation and amortization, including asset charges, share-based compensation, other expense, net, and discontinued operations) is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance. EBITDA provides useful information to investors regarding our ability to service debt. EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

News Release
International Game Technology Reports
First Quarter Fiscal Year 2006 Results

Unaudited Supplemental Data (continued)

	Quarters Ended
	December 31,
Calculation of Free Cash Flow	2005	2004
(In millions)

Net cash from operations	$159.0	$153.7
Investment in property, plant and equipment	(14.8)	(15.3)
Investment in gaming operations equipment	(56.1)	(26.4)
Investment in intellectual property	(4.3)	(2.7)

Subtotal	83.8	109.3

Dividends paid	(42.3)	(41.5)

Free Cash Flow	$41.5	$67.8

Free cash flow is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate the discretionary amount of our net cash from operations. Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

	Quarters Ended
	December 31,
Share-Based Compensation	2005	2004
(In millions)

Cost of product sales	$0.2	$—
Cost of gaming operations	0.3	—
Selling, general and administrative	6.7	1.1
Research and development	2.3	—

Total share-based compensation	9.5	1.1

Tax benefit	3.4	0.4

Total share-based compensation, net of tax	$6.1	$0.7

At the beginning of fiscal 2006, IGT adopted SFAS 123(R) (revised 2004), Share-Based Payment, which requires the measurement and recognition of all share-based compensation, including employee stock options and employee stock purchase plans, in the financial statements. The first quarter of fiscal 2005 does not include share-based compensation expense under FAS 123(R). Prior to fiscal 2006, we accounted for share-based awards under the APB 25 intrinsic value method, which resulted in compensation expense for restricted stock awards and for the modification or acquisition of outstanding unvested options.